EXHIBIT 14

Code of Business Conduct and Ethics

Review and Revision...............................................................................................…11
Change Log....................................................................................................….........11
Terms and Definitions..................................................................................................11

Purpose
Pursuant to the Sarbanes-Oxley Act of 2002 and Compliance Standards of the New York Stock Exchange and the Securities and Exchange Commission, Pinnacle Financial Partners, Inc. and its subsidiaries (the “Company”) have established the Code of Business Conduct and Ethics (the “Code”) to cover a wide range of business practices and procedures.
Scope
This Code outlines basic principles to guide all employees and officers of the Company (“team members”). In addition, all members of the Company’s Board of Directors (as well as local advisory directors) (“directors”), in regard to their Company duties, are responsible for conducting themselves in compliance with the applicable provisions of this Code. The Company desires to engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and to comply with all applicable laws. Team members and directors must conduct themselves accordingly and seek to avoid even the appearance of improper conduct. The Code will be provided to all team members and directors and should also be provided to the Company’s agents and representatives, including business partners, vendors and consultants.

This Code of Business Conduct and Ethics has been developed broadly in order to be applicable to the entire Pinnacle family of companies. Many of our individual companies may also have their own, more specific Codes which will provide team members more detail. If the two Codes have similar provisions, team member conduct will be governed by the more restrictive provision.

If a local, state or national law conflicts with any policy in this Code, team members and directors must comply with the law; however, if a local custom or policy conflicts with this Code, team members and directors must comply with the Code.
Policy Requirements

1.Compliance with Laws, Rules and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built. The financial services industry is subject to extensive regulation by a number of federal and state agencies responsible for the administration and enforcement of a variety of important statutes. The Company is committed to full compliance with these statutes and the rules and regulations promulgated under them by the regulatory agencies. The Company will abide by the highest standards of integrity in our interaction with these agencies. All team members and directors must respect and obey the laws and all applicable rules and regulations of the cities, counties, states and countries in which the Company operates. Although team members are not expected to know the details of each law, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel.
This Code of Business Conduct and Ethics and additional information is available to every team member online through the Team Member Guide as well as made available to new team members during their orientation.

2.Conflicts of Interest

All team members and directors should avoid any action or interest that conflicts or gives the appearance of a conflict with the Company’s interests. A “conflict of interest” exists when a person’s private interest interferes in any way with the interests of the Company. A conflict situation can arise when a team member or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a team member or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.
It is almost always a conflict of interest for a team member to work simultaneously for a competitor, client or supplier. Team members are not allowed to work for a competitor as an employee, a consultant or a board member. Team members generally should avoid any direct or indirect business connection with the Company’s clients, suppliers or competitors, except on behalf of the Company. For this purpose, “business connection” excludes the retail purchase of consumer goods at prices available to the general public and the ownership of investments of less than 1% of the outstanding equity securities of a publicly-traded company.
Conflicts of interest are prohibited as a matter of Company policy. Conflicts of interest may not always be straightforward. Team members or directors who have questions about potential areas of conflict should consult their supervisor or the Company’s General Counsel’s Office, as appropriate.

For more information, please refer to the “Conflict and Your Job” section of the Team Member Guide.

If you are aware of a conflict or potential conflict, you should bring it to the attention of your supervisor, manager or other appropriate personnel or consult the procedures described in Section 16 of this Code.

3.Insider Trading
Team members and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business. All non-public information about the Company, its clients, business partners and vendors should be considered confidential information. To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal. The Company’s Board of Directors has adopted an Insider Trading Policy that should be reviewed by all team members and directors. Team members or directors who have questions regarding insider trading should consult the Company’s General Counsel’s Office.

For more information, please refer to the “Insider Trading” section of the Team Member Guide.
4.Corporate Opportunities

Team members and directors are prohibited from taking for themselves personally, opportunities that are discovered through the use of corporate property, information or position. No team member or director may use corporate property, information or position for improper personal gain, and no team member or director may compete with the Company directly or indirectly. Team members and directors have a responsibility to the Company to advance its legitimate interests when the opportunity to do so arises.

5.Providing Professional Advice and Referrals to Clients

Team members should not offer any legal, tax or specialty advice to clients or others, e.g. investment, mortgage, accounting, insurance, etc. unless authorized and licensed to do so by Pinnacle and such advice is rendered pursuant to regulatory guidelines (i.e. suitability tests). Otherwise, team members should encourage clients and others to utilize their own attorneys, tax accountants and other such advisors for such matters. Additionally, team members should refrain from recommending a single provider to a client for legal, tax or accounting services. In such cases, team members are encouraged to provide multiple providers without emphasizing any single one.

6.Outside Board of Directors Service and Fiduciary Appointments

Non-Profit Boards

Team members are encouraged to be active in their communities, including participation in civic, charitable and educational activities. Membership by a team member on outside non-profit boards of directors is permitted when (1) approved in advance by the team member’s supervisor, and (2) the membership does not create a conflict of interest. For example, a conflict of interest may exist if the non-profit entity borrows money from the Company.

In making any public communication in connection with such board service, team members must clarify that their views are theirs individually and not being expressed as a representative of Company. In addition, in connection with such board service, the team member must abstain from any business matters involving the Company and make it clear that the reason for the abstention is to avoid the appearance of a conflict of interest.

The team member should not have any involvement whatsoever on behalf of Pinnacle in any Company business with the non-profit entity. In certain situations, such as insolvency, it may be necessary to resign the directorship because the fiduciary duty owed to the non-profit entity presents a clear and unavoidable conflict of interest.

For-Profit Boards

Memberships on the board of directors of unaffiliated for-profit companies are strongly discouraged because of the potential for conflicts of interest. Prior approval of a team member’s supervisor and division ELT member is required for board of director membership in unaffiliated for-profit companies that do not involve a potential conflict of interest. Before accepting a directorship that involves a potential conflict of interest or the appearance of a potential conflict of interest, the situation should also be disclosed and approved in writing by the Company’s Conflicts Council (as defined below), who must review the facts and circumstances to ensure the potential for conflicts is minimal.

Because of the potential for conflicts, the team member should make it clear that they are not serving at the direction or request of Pinnacle, that they will have no involvement whatsoever on behalf of Pinnacle in any Pinnacle business with the unaffiliated company, and that they understand the challenges and risks of the outside directorship and will be alert for potential conflicts of interest. At a minimum, this includes abstaining from any votes, including business with Pinnacle, and taking steps to ensure that confidential information received is in connection with being a director of the for-profit company is not inadvertently disclosed to Pinnacle.

In certain circumstances, such as insolvency or bankruptcy, it may be necessary to resign the directorship because the fiduciary duty owed to the unaffiliated company presents a clear and unavoidable conflict of interest.

Other Fiduciary Appointments

Because of the potential conflicts that could exist, team members are prohibited from accepting or maintaining other fiduciary appointments for a current or potential client. Fiduciary appointments include acting as power of attorney, trustee, executor and/or legal guardian. All fiduciary appointments, except for those on behalf of a team member’s immediate family members, must be documented and approved annually by the Company’s Conflict Council (as defined below). Only a nominal fee may be accepted.

Conflict Council Review

In furtherance of this policy, all team members must complete a form disclosing all of their memberships on all unaffiliated boards of directors (non-profit and for-profit) and other fiduciary appointments, including any positions held (Chairman, Secretary, Treasurer, etc.), on such entities on an annual basis. The form will be distributed to and completed by team members as part of the annual Team Member Guide acknowledgment process. The Company’s Chief Compliance Officer will be responsible for maintaining the database of for-profit board memberships and fiduciary appointments and ensuring review by Conflicts Council (comprised of the Company’s Chief Risk Officer, Chief Human Resources Officer and Chief Legal Officer) of potential conflicts of interest. Any issues raised during the review process will be addressed.

7.Political Office or Appointment

Team members are encouraged to be involved in the political process. Team members who wish to run for an elective office or accept a governmental appointment should discuss this with their supervisor and division ELT member prior to accepting any appointment or entering into any political race in order the understand the implications on that team member’s position. Running for public office or accepting a political appointment will require prior approval of the Chief Executive Officer of the Company. If, in Pinnacle’s opinion, the position sought would interfere with the team member’s work, then changes in duties or compensation may be necessary. Team members may participate in an election campaign, but only during off duty hours, off premises, and without the use of any Pinnacle asset. Additionally, team members participating in such affairs may do so only as individuals and are forbidden to endorse or appear to give the endorsement of a candidate in the name of Pinnacle. Participation in such affairs must be done in compliance with all laws related to elections, voting, and the political process.

8.Competition and Fair Dealing

This Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each team member and director should endeavor to respect and deal fairly with the Company’s clients, suppliers, competitors and their employees. No team member or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing practice.
The purpose of business entertainment and gifts in a business setting is to create good will and sound working relationships, not to gain unfair advantage with clients. No gift or entertainment should ever be offered, given, provided or accepted by any Company team member, family member of a team member or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any laws or regulations.
Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

For more information, please refer to the “Dealing Ethically with Clients and Suppliers” and the “Gifts and Gratuities” sections of the Team Member Guide.

9.Record-Keeping, Accounting, Auditing and Disclosure

The Company requires honest and accurate recording and reporting of information.

The Company has established internal control standards and procedures to ensure that assets are protected and properly used, and that financial records and reports are accurate and reliable. All team members and directors share responsibility for maintaining and complying with required internal controls.

All financial reports, accounting records, auditing records, public disclosures, research reports, expense accounts, timesheets and other similar documents must accurately and clearly represent the relevant facts, or the true nature of the transactions memorialized therein. Improper, fraudulent or misleading accounting, documentation or financial reporting is contrary to the Company’s policy and may be in violation of applicable laws.
Records should always be retained or discarded according to the Company’s record retention policies. In accordance with these policies, in the event of litigation or governmental investigation, consult the Company’s General Counsel’s Office.

Please see the procedures described in Section 18 of this Code to report complaints about the Company’s accounting, internal controls or auditing matters or concerns regarding questionable accounting or auditing matters. You can report your concerns anonymously or confidentially.
10.Confidentiality

Team members and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, except when disclosure is authorized by the General Counsel’s Office or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its clients, if disclosed. It also includes information that suppliers and clients have entrusted to the Company as well as team member information. Team members and directors may access and use such confidential and proprietary business information, including information gained while performing their job duties and responsibilities, only for legitimate business purposes and under no circumstances for their personal gain or benefit or to the detriment of the Company. The obligation to preserve confidential information continues even after employment ends.

For more information, please refer to the “Confidentiality” section of the Team Member Guide.
11.Protection and Proper Use of Company Assets

All team members and directors should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of team members and directors to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports.

As a part of the Company’s efforts to protect the Company’s assets, team members are prohibited from using generative AI applications or inputting Company proprietary information or data into unauthorized applications unless such use is expressly approved through the appropriate internal governance channels.

Unauthorized use or distribution of this information violates Company policy. It could also be illegal and result in civil or even criminal penalties.

12.Restrictions on Political Expenditures and Gifts; No Payments to Government Personnel
Company resources may be used to make political contributions or for other political purposes only if permitted by law and authorized by the Company’s executive leadership.

The U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules not only violates Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company General Counsel’s Office can provide guidance in this area.

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business or secure an improper advantage. It is strictly prohibited to make illegal payments to government officials of any country.

For more information, please refer to the “Foreign Practices” section of the Team Member Guide.
13.Driving Safety and Responsibilities
All team members who operate motor vehicles on company-related business must prioritize personal security and safety by using seatbelts, obeying traffic laws, and avoiding distractions while driving. The use of hands-free technology for portable electronic devices is mandatory, and texting or emailing while driving is strictly prohibited. Team members must maintain their personal vehicles properly if used for company business and follow specific procedures when renting vehicles, including using a corporate Visa and inspecting the vehicle for damage. In the event of an accident, team members are required to report the incident, seek medical treatment if necessary, and notify their supervisor/manager and Corporate Insurance within 24 hours. Traffic citations, fines, or penalties incurred while conducting company-related business are the responsibility of the team member. Authorized drivers must maintain a valid driver's license, complete a distracted driving course, and notify their supervisor/manager of any impairments that may affect their driving ability. Non-compliance with these requirements may result in amended or revoked driving privileges and disciplinary actions.
14.Fair Dealing with Team Members

The Company believes that its strong reputation in the financial services industry is a direct result of the loyalty, commitment and efforts of its team members. The Company endeavors to provide team members with a positive and satisfying environment in which to work. Respect for colleagues and appreciation of the value of individuality are recognized as essential elements of a successful workplace. Open communication is encouraged at all levels. Discrimination or harassment based on age, race, creed, color, national origin, sex, gender, pregnancy, sexual orientation, marital status, religion, veteran status, gender identity, disability, citizenship, military service or obligation, genetic information or on any other basis prohibited by law is not tolerated.

For more information, please refer to the “Our Commitment to You” section of the Team Member Guide.

15.Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for team members or directors may be made only by the Board of Directors or the Corporate Governance and Nominating Committee of the Board. Any such request for a waiver shall be in writing and shall be filed with the General Counsel’s Office at least
45 days before the meeting of the Board of Directors or the Corporate Governance and Nominating Committee of the Board at which such request is to be considered. Any such waiver will be promptly disclosed as required by law or stock exchange or other applicable regulation.

16.Speak Up Policy

Honesty and transparency are the foundation of this Code and key to the success of the Company. As such, the Company promotes a culture that empowers team members to voice concerns. If a team member knows or suspects a violation of the Code or any Company policy or legal requirement, he or she must report your concern promptly. By communicating concerns, team members play a critical role in protecting and promoting our ethical culture.
Team member concerns are defined as any reports, allegations, or complaints by or about a Company team member’s activities or behaviors that may violate the following:

•This Code of Business Conduct and Ethics;
•Pinnacle’s policies, procedures, standards or guidelines; or
•Pinnacle’s Code of Business Conduct and Ethics for Suppliers; or
•Applicable laws, rules and regulations.
If a team member sees something that is unethical, illegal or does not look or feel right, he or she should speak up, discussing concerns with his or her supervisor or discussing it with the Company’s Human Resources Department. If that is not appropriate, or if the team member wishes to remain anonymous, the team member should call (800) 240-1242 (for legacy Synovus employees) or (615) 743-8855 (for legacy Pinnacle employees or for any employee hired after January 1, 2026). The two helplines are administered by independent, third party administrators who assigns each call a unique identification number that can be referred to during any follow-up calls. The helplines are staffed 24 hours a day, seven days a week. In the case of directors, the General Counsel’s Office should be contacted to report violations.

Our Non-Retaliation Policy

Reporting concerns takes courage. The Company wants all team members to feel safe and heard. We do not tolerate retaliation for asking a question about the Code or what to do in a particular situation, participating in the investigation of a suspected violation of the law or the Code or making a good faith report of your concerns.

Reporting in “good faith” does not have to mean that the team member is necessarily right. It means that a team member is providing truthful and accurate information about the concern raised. Acts of retaliation are violations of the Code and are not tolerated. If a team member experiences or witnesses an act of retaliation, he or she should speak up.

Investigating Concerns

Pinnacle investigates reported concerns promptly and thoroughly and proactively works to protect the confidentiality of everyone involved. Reports of concerns are shared only with individuals who have business need to know.

Whistleblower Policy

A number of federal and state laws protect individuals who in good faith report fraud, misconduct, violations of the law or other unethical conduct. Pursuant to such laws and the provisions of the Code and this policy, team members and other individuals who in good faith report such conduct are protected from any form of retaliation. In addition, any team member or other individual who participates in an investigation of such conduct is also protected from retaliation. For purposes of this policy, “retaliation” shall mean any direct or indirect detrimental action against an individual because he or she engaged in an activity protected by law or by the Code or this policy, including but not limited to termination of employment, discriminatory employment treatment, demotion, suspension, threats or harassment. Any team member or other individual who believes he or she has been retaliated against in violation of this policy should report their concerns to the Pinnacle General Counsel’s Office or to the Company’s helplines at (800) 240-1242 (for legacy Synovus employees) or at (615) 743-8855 (for legacy Pinnacle employees or for any employee hired after January 1, 2026).

17.Ethics Resources

Ethical Decision-Making Tools

It is every team member’s and director’s responsibility to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since this Code cannot anticipate every situation that will arise, it is important to have a way to approach new questions or problems. The following are steps to keep in mind when making decisions about ethical issues:

•Make sure you have all the facts. In order to reach the right solutions, you must be as fully informed as possible.

•Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.
•Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.
•Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that, although your supervisor cannot waive the provisions of this Code, it is your supervisor’s responsibility to help solve problems including, if appropriate, seeking additional assistance from other Company resources.

•Seek help from other Company resources. In cases where it may not be appropriate to discuss an issue with your supervisor, where your supervisor is not sure of the answers to your questions, or where you do not feel comfortable approaching your supervisor with your questions, discuss it with the Company’s Human Resources Department area. If that also is not appropriate, or if you wish to remain anonymous, call (800) 240-1242 (for legacy Synovus employees), or (615) 743-8845 (for legacy Pinnacle employees or any employee hired after January 1, 2026). The helplines are administered by independent, third party administrators who assigns each call a unique identification number that can be referred to during any follow-up calls. The helplines are staffed 24 hours a day, seven days a week for your convenience.
•You may report ethical violations in confidence and without fear of retaliation. If you want your identity to be kept secret, your anonymity will be protected. However, in some circumstances the Company may not be able to conduct an effective investigation should you choose to remain anonymous. The Company does not permit retaliation of any kind against team members for good faith reports of suspected violations of the Code or any Company policy or legal requirement.

•Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

18.Supplemental Code of Ethics for Finance Professionals

This Code of Ethics for Financial Professionals applies to the principal executive officer of Pinnacle and all professionals serving in the Finance Divisions of Pinnacle and its majority-owned subsidiaries. This Code of Ethics for Financial Professionals is intended to supplement the Pinnacle Code of Business Conduct and Ethics.

The principal executive officer and all Finance Professionals will:

(a)Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(b)Take all reasonable measures to protect the confidentiality of non-public information about Pinnacle or its subsidiaries and their customers obtained or created in connection with employment activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

(c)Produce full, fair, accurate, timely and understandable disclosure in reports and documents that Pinnacle files with, or submits to, the Securities and Exchange Commission and in other public communications made by Pinnacle;
(d)Comply with applicable governmental laws, rules and regulations; and

(e)Promptly report any violation of this Code of Ethics for Finance Professionals to the General Counsel’s Office or any of the parties listed in Pinnacle’s Code of Business Conduct and Ethics.

The principal executive officer and all Finance Professionals are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead Pinnacle’

independent public auditors for the purpose of rendering the financial statements of Pinnacle misleading.

The principal executive officer and all Finance Professionals will be held accountable for adherence to this Code of Ethics for Finance Professionals. Failure to observe the terms of this Code of Ethics for Finance Professionals may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics for Finance Professionals may also constitute violations of law and may result in civil and criminal penalties for you, your supervisors and/or Pinnacle.
Accounting, Internal Controls or Auditing Matters

•You may report complaints about the Company’s accounting, internal controls or auditing matters or concerns regarding questionable accounting or auditing matters to the Audit Committee by contacting the General Counsel’s Office, or if you wish to remain anonymous, by calling (800) 240-1242 (for legacy Synovus employees) or (615) 743-8855 (for legacy Pinnacle employees or any employee hired after January 1, 2026).

•All complaints will be referred to members of Pinnacle’s Audit Committee of the Board.
•All complaints will be received and processed by the Company’s enterprise risk management group.
•You can report your concerns anonymously or confidentially.

If you have any questions regarding the best course of action in a particular situation, you should promptly contact the General Counsel’s Office. You may choose to remain anonymous in reporting any possible violation of this Code of Ethics for Finance Professionals.
Roles and Responsibilities
The Policy Owner is responsible for:
Development, implementation, and maintenance of the Policy in accordance with the Pinnacle Governing Documents (Policy, Procedures, Standards, Charters) Policy
Defining, approving, and implementing processes and procedures and ensuring their consistency with the Policy

Review and/or Approval Authorities
General Counsel’s Office – review
Policy Governance Team – review
Ethics Committee – review
Corporate Governance and Nominating Committee - approve

Company Management is responsible for ensuring the Policy and associated standards, processes and procedures are properly communicated and understood within their respective organizational units.
Team Members, Contractors, Part-Time and Temporary workers, and those employed by others to perform work for Pinnacle are responsible for familiarizing themselves and complying with the Policy and the associated processes provided by Company management.

Policy Exception Management and Enforcement
Failure to comply with the Policy and associated standards and processes can result in disciplinary actions which may include but not be limited to termination of employment and/or legal action by Pinnacle.
See Section 15 of this Code for information about policy waivers.

Relevant Regulations
Sarbanes-Oxley Act of 2002 and Compliance Standards of the New York Stock Exchange and the Securities and Exchange Commission

Associated Policies and Documents
Team Member Guide; Insider Trading Policy; Corporate Governance Guidelines; Related Party Transaction Policy; Code of Business Conduct and Ethics for Suppliers

Review and Revision
The Policy will be reviewed annually by the Policy Owner and any changes will be submitted to the appropriate committee for approval. If no changes are required, the policy will be approved every year for a level 1 policy and every two years for a level 2 policy.

Change Log

Date	Version	Notable changes	Contributor

Terms and Definitions
Not applicable